FORM 4                                                     OMB APPROVAL
                                                  ------------------------------
[ ] Check box if no longer
    subject to Section 16. Form 4                 OMB Number: 3235-0287
    or Form 5 obligations may                     Expires: April 30, 1997
    continue. See Instructio 1(b)                 Estimated average burden hours
                                                  per response: 0.5

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940


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1.  Name and Address of Reporting Person

Robert P. Crozer
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(Last)                     (First)           (Middle)


         1919 Flowers Circle      P. O. Box 1338
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                           (Street)

Thomasville,               Georgia                  31799
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(City)                     (State)                  (Zip)
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2.  Issuer Name and Ticker or Trading Symbol

KEEBLER FOODS COMPANY (KBL)
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3.  IRS or Social Security Number of Reporting Person (Voluntary)




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4.  Statement for Month/Year

    February, 1998

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5.  If Amendment, Date of Original
    (Month/Year)
    January, 1998
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6.  Relationship of Reporting person to Issuer
               (Check all applicable)

  X  Director                          10% Owner
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      Officer (give title below)              Other (specify below)
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TABLE 1 - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY-OWNED

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1. Title of Security  2. Transaction    3. Transaction  4. Securities Acquired     5. Amount of     6. Ownership     7. Nature of
   (Instr. 3)            Date (Month/      Code            (A) or Disposed of (D)     Securities       Form: Direct     Indirect
                         Day/Year)         (Instr. 8)      (Instr. 3, 4 and 5)        Beneficially     (D) or           Beneficial
                                        -----------------------------------------     Owned at         Indirect (I)     Ownership
                                        Code      V     Amount  (A) or   Price        End of Month     (Instr. 4)       (Instr. 4)
                                                                (D)                   (Instr. 3
                                                                                      and 4)
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
Common Stock, $0.01   February 3, 1998  P               10,000  A        $24.00    10,000           D
par value per share
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

 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


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1. Title of            2. Conversion    3. Transaction   4. Transaction   5. Number of     6. Date Exercisable   7. Title and Amount
   Derivative             or Exercise      Date             Code             Derivative       and Expiration        of Underlying
   Security               Price of         (Month/          (Instr. 8)       Securities       Date (Month/          Securities
   (Instr. 3)             Derivative       Day/                              Acquired         Day/Year)             (Instr. 3 and 4)
                          Security         Year)                             (A) or
                                                                             Disposed
                                                                             of (D)
                                                                             (instr. 3,
                                                                             4 and 5)
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                                                                                           Date       Expira-             Amount or
                                                         Code      V      (A)     (D)      Exer-      tion       Title    Number
                                                                                           cisable    Date                of Shares
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

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
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8. Price of     9. Number of Derivative      10. Ownership Form   11. Nature of
   Derivative      Securities Beneficially       of Derivative        Indirect
   Security        Owned at End of               Security:            Beneficial
   (Instr. 5)      Month (Instr. 4)              Direct (D) or        Ownership
                                                 Indirect (I)         (Instr. 4)
                                                 (Instr. 4)
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

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

Explanation of Responses:






** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

/s/ Robert P. Crozer                                                    3/09/98
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         ** Signature of Reporting Person Date


Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.




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